EXHIBIT 5.1

Hodgson Russ LLP

One M&T Plaza, Suite 2000

Buffalo, NY 14203

May 22, 2006

Minrad International, Inc.

847 Main Street

Buffalo, New York 14203

Re:	Minrad International, Inc.
Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel for Minrad International, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form SB-2, as amended (Registration No. 333-133506) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration for sale to the underwriters named in the Underwriting Agreement referred to below (the “Underwriters”) of 10,000,000 shares of common stock of the Company, par value $.01 per share, and 1,500,000 additional shares of common stock of the Company, par value $.01 per share, to cover over-allotments (the “Additional Shares”).

In so acting, we have examined copies (certified or otherwise identified to our satisfaction) of the form of the Underwriting Agreement filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), certain resolutions adopted by the Board of Directors of the Company, the corporate and organizational documents of the Company, including the restated certificate of incorporation and amended by-laws, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Primary Shares have been duly and validly authorized and, when issued and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Additional Shares have been duly and validly authorized and, when issued and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included within the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/    HODGSON RUSS LLP